Exhibit 10.30

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of October 19, 2004, is by and between Teletouch Communications, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Thomas A. “Kip” Hyde, Jr., an individual residing in Fort Worth, Texas (the “Employee”).

W I T N E S S E T H:

WHEREAS, Employee desires to serve the Company as its Chief Executive Officer; and

WHEREAS, the parties desire to provide that the Employee be employed by the Company under the terms of this Agreement.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Employee hereby agree as follows:

1. Term of Employment; Office and Duties.

(a) Commencing on the date of execution of this Agreement (the “Employment Date”), and for an initial term ending May 31, 2007, the Company shall employ the Employee as a senior executive of the Company with the title of Chief Executive Officer, with the duties and responsibilities prescribed for such offices in the Bylaws of the Company and such additional duties and responsibilities consistent with such positions as may from time to time be assigned to the Employee by the Board of Directors. Employee agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement. This Agreement shall be renewed for an additional one (1) year term, by the mutual written agreement of the Employee and the Company at least thirty (30) days prior to its expiration.

(b) The Employee shall devote substantially all of his working time to the business and affairs of the Company other than during vacations of four weeks per year and periods of illness or incapacity; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time required: (i) for serving as a director or officer of any organization or entity not in the paging business, the cellular telephone business, and any other businesses in which the Company becomes involved; (ii) delivering lectures or fulfilling speaking engagements; or (iii) engaging in charitable and community activities; provided, however, that such activities do not interfere with the performance of his duties hereunder.

2. Compensation and Benefits.

For all services rendered by the Employee in any capacity during the period of Employee’s employment by the Company, including without limitation, services as an executive officer or member of any committee of the Board of Directors or any subsidiary, affiliate or division thereof, from and after the Effective Date the Employee shall be compensated as follows:

(a) Base Salary. The Company shall pay the Employee a fixed salary (“Base Salary”) at a rate of Two Hundred Fifty Thousand Dollars ($250,000) per year. The Board of Directors may periodically review the Employee’s Base Salary with a view to increasing such Base Salary if, in the judgment of the Board of Directors, the earnings of the Company or the services of the Employee merit such an increase. Base Salary will be payable in accordance with the customary payroll practices of the Company.

(b) Bonus.

(i) Employee will be entitled to receive an annual bonus (“the “Annual Bonus”), payable each year subsequent to the issuance of final audited financial statements, but in no case later than 150 days after the end of the Company’s most recently completed fiscal year. The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on mutually agreed upon criteria, established with respect to the ensuing fiscal year, within thirty (30) days of the end of each fiscal year. In the event that the applicable criteria cannot be mutually agreed upon by the Compensation Committee and the Employee, such criteria shall be established by majority vote of the entire Board of Directors. The Compensation Committee may also consider other more subjective factors in making its determination. The targeted amount of the Annual Bonus shall be 50% of the Executive’s base salary, which shall be deemed fully earned if Employee meets substantially all of the mutually agreed upon criteria specified above. The actual Annual Bonus for any given period may be higher or, if Employee fails to meet substantially all of the above-specified criteria, lower than 50%. Specifically, the Compensation Committee will give consideration to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), to EBITDA less Capital Expenditures, and to other traditional criteria for determining operating performance. The Compensation Committee may also consider other more subjective factors in making its determination. Notwithstanding anything herein to the contrary, Employee shall be entitled to receive an Annual Bonus of 50% of the Employee’s base salary if in any fiscal year the Company receives net proceeds from a financing in the amount of at least $3,000,000, and Employee shall be entitled to receive an Annual Bonus of 100% of the Employee’s base salary if in any fiscal year the Company receives net proceeds from a financing in the amount of at least $10,000,000.

(c) Fringe Benefits, Option Grants and Miscellaneous Employment Matters.

(i) The Employee shall be entitled to participate in such disability, health and life insurance and other fringe benefit plans or programs, including a Section 401(k) retirement plan, of the Company established from time to time by the Board of Directors, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, but not be limited to, paid sick leave and individual health insurance, all in accordance with the policies of the Company. Where possible, all waiting and eligibility periods will be waived.

(ii) Contemporaneous with the execution of this Agreement, the Employee will be granted a non-qualified stock option (the “Employment Option”) to purchase 500,000 shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”) with an exercise price equal to the average closing transaction price for the twenty (20) days preceding the date of grant. The term of the Employment Option is for a period of ten (10) years from the date of grant. The shares eligible for purchase under the Employment Option shall vest as follows: (a) one-third of the shares upon the twelve-month anniversary of Employee’s Employment Date, and (b) one-third of the shares on May 31, 2006, and (c) one-third of the shares on May 31, 2007, provided, however, that if Employee’s employment with the Company is terminated (i) by the Company without “Cause” or (ii) by the Employee “For Good Reason,” all unvested portions of the Employment Option shall vest immediately upon such termination.

(iii) The vesting of the Employment Option shall accelerate upon a change in control of the Company as defined in Rule 405 of the Securities Act of 1933 or upon sale of substantially all of the assets of the Company or the merger out of existence of the Company provided that Employee is still in the employ of the Company or has not been terminated in contemplation of such transaction.

(d) Withholding and Employment Tax. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer/corporation to an employee.

(e) Disability. The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with disability insurance benefits at least as favorable to the Employee as those being provided by the Company to other senior executives of the Company. In the event of the Employee’s Disability (as hereinafter defined), the Employee and his family shall continue to be covered by all of the Company’s life, medical, health and dental plans, at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for the term of such Disability (as hereinafter defined) in accordance with the terms of such plans.

(f) Death. The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with life insurance benefits at least as favorable to the Employee as those being provided by the Company to other senior executives of the Company. In the event of the Employee’s death, the Employee’s family shall continue to be covered by all of the Company’s medical, health and dental plans, at the Company’s expense, to the extent such benefits can be obtained at a reasonable cost, for twenty-four (24) months following the Employee’s death in accordance with the terms of such plans.

(g) Vacation. Employee shall receive four (4) weeks of vacation annually, administered in accordance with the Company’s existing vacation policy.

3. Business Expenses.

The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by the Employee in connection with the performance of his duties under this Agreement, including reimbursement for attending out-of-town meetings of the Board of Directors in accordance with such procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses.

4. Termination of Employment.

Notwithstanding any other provision of this Agreement, Employee’s employment with the Company may be terminated upon written notice to the other party as follows:

(a) By the Company, in the event of the Employee’s death or Disability (as hereinafter defined) or for Cause (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean either: (i) the indictment of, or the bringing of formal charges against, Employee by a governmental authority of competent jurisdiction for charges involving criminal fraud or embezzlement; (ii) the conviction of Employee of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Employee, which act or acts constitute a felony; (iii) Employee’s continued failure to substantially perform Employee’s duties hereunder, as reasonably determined by the Board of Directors, which is not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Board of Directors specifically setting forth such failure; (iv) Employee having willfully caused the Company, without the approval of the Board of Directors, to fail to abide by either a valid contract to which the Company is a party or the Company’s Bylaws; (v) Employee having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (vi) Employee having committed acts or omissions constituting a material breach of Employee’s duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which are not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Company of such material breach; or (vii) Employee having committed acts or omissions constituting a material breach of this Agreement which are not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Company of such material breach. A determination that Cause exists as defined in clauses (iv), (v), (vi) or (vii) (as to this Agreement) of the preceding sentence shall be made by at least a majority of the members of the Board of Directors. For purposes of this Agreement, “Disability” shall mean the inability of Employee, in the reasonable judgment of a physician appointed by the Board of Directors, to perform his duties of employment for the Company or any of its subsidiaries because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 120 days in any 365-day period or for any period of 90 consecutive days. The Company shall by written notice to the Employee specify the event relied upon for termination pursuant to this Section 4(a), and Employee’s employment hereunder shall be deemed terminated as of the date of such notice. In the event of any termination under this Subsection 4(a), the Company shall pay all amounts then due to the Employee under Section 2(a) of this Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination, and, if such termination was for Cause, the Company shall have no further obligations to Employee under this Agreement, and any and all options granted hereunder shall terminate according to their terms In the event of a termination due to Employee’s Disability or death, the Company shall comply with its obligations under Sections 2(e) and 2(f).

(b) By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, continue to pay to Employee the Base Salary (at a monthly rate equal to the rate in effect immediately prior to such termination): (a) if (i) Teletouch receives net proceeds of a financing in the amount of at least three million dollars ($3,000,000) prior to the Employee’s termination under this Agreement during the first twelve months of the term of this Agreement or (ii) at anytime following the completion of the first year of the term of this Agreement, for the shorter of the remaining term through May 31, 2007 or twelve months from the date of termination; or (b) if Teletouch does not receive net proceeds of a financing in the amount of at least three million dollars ($3,000,000) prior to the Employee’s termination under this Agreement during the first twelve months of the term of this Agreement, for a number of months equal to the number of full months for which the Employee was employed under this Agreement prior to his termination (the “Termination Payments”), when, as and if such payments would have been made in the absence of Executive’s termination. In addition, the Company will pay to Employee a minimum bonus, payable as severance within 150 days after the close of the Company’s most recent fiscal year for which an annual bonus hereunder has not yet been determined as of the date of termination, in an amount equal to the amount of Annual Bonus determined in accordance with the provisions of Section 2(b)(i) hereof, pro rated for that portion of the fiscal year during which the Employee served as Chief Executive Officer pursuant to this Agreement; provided however, that no bonus shall accrue or be payable hereunder if the Company’s reported EBITDA for such fiscal year is less than 75% of budgeted EBITDA for such fiscal year.

(c) By the Employee for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors fails to elect or reelect the Employee to, or removes the Employee from, any of the office(s) referred to in Section 1(a); (ii) if the scope of Employee’s duties, responsibilities, authority or position is significantly reduced (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise) provided that Employee shall act via written notice of his belief that such event has occurred within 30 days of any such diminution in the scope of his duties, responsibilities, authority or position; (iii) if the Company shall have continued to fail to comply with any material provision of this Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance; or, (iv) upon a change in control of the Company as defined in Rule 405 of the Securities Act of 1933 or upon sale of substantially all of the assets of the Company or the merger out of existence of the Company. In the event of any termination under this Section 4(c), the Company shall, as liquidated damages or severance pay, or both, pay the Termination Payments to Employee. In addition, the Company will pay to Employee a bonus, payable as severance within 150 days after the close of the Company’s most recent fiscal year for which an annual bonus hereunder has not yet been determined as of the date of termination, in an amount pro rated for that portion of the fiscal year during which the Employee served as Chief Executive Officer pursuant to this Agreement; provided however, that no bonus shall accrue or be payable hereunder if the Company’s reported EBITDA for such fiscal year is less than 75% of budgeted EBITDA for such fiscal year.

(d) Employee and the Company shall execute a mutual release of all claims against the other party (excluding claims pursuant to this Agreement for post-termination obligations of the parties) prior to commencing the payment of Termination Payments.

(e) During any period in which Employee is obligated not to compete with the Company pursuant to Section 5 hereof (unless Employee was terminated for Cause in which case no benefits set forth under this section shall be due Employee), Employee and his family shall continue to be covered by the Company’s life, medical, health and death plans. Such coverage shall be at the Company’s expense to the same extent as if Employee were still employed by the Company. In the event of a termination pursuant to Sections 4(b) or 4(c), the Company shall provide to Employee, at the Company’s expense, outplacement services of a nature customarily provided to a senior executive. Notwithstanding the foregoing, the obligations of the Company pursuant to this Section 4(e) shall remain in effect no longer than the term of the Termination Payments.

5. Non-Competition.

During the period of Employee’s employment hereunder and during any period in which Employee is receiving Termination Payments, the Employee shall not, within any state or other jurisdiction in which the Employee actively provided services to the Company or any subsidiary of the Company pursuant to this Agreement, or within a one hundred (100) mile radius of any such state or jurisdiction, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any home security or wireless communications business substantially similar to the Company’s current businesses and any businesses of the Company actively contemplated as of the execution of this Agreement (unless the Board of Directors shall have authorized such activity and the Company shall have consented thereto in writing). Investments in less than five percent of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section 5. At the option of Employee and so long as Employee shall have executed the mutual release required under Section 4(d), Employee’s obligations under this Section 5 arising after the termination of Employee shall be suspended during any period in which the Company fails to pay to him Termination Payments required to be paid to him pursuant to this Agreement. The provisions of this Section 5 are subject to the provisions of Section 14 of this Agreement.

6. Inventions and Confidential Information.

The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. The Employee acknowledges that the proprietary information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company. By reason of his being a senior executive of the Company, the Employee has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend throughout the United States. Therefore, subject to the provisions of Section 14 hereof, the Employee hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(i) During the period of Employee’s employment with the Company and for three (3) years thereafter, the Employee will not use, disclose to others, or publish or otherwise make available to any other party any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company. Employee agrees to hold as the Company’s property all books, papers, letters, formulas, memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company within twenty four (24) hours of such termination or demand.

(ii) During the period of Employee’s employment with the Company and for one (1) year thereafter, (a) the Employee will not directly or indirectly through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employ and (b) the Employee will not directly or indirectly hire or cause to be hired or induce a third party to hire, any such employee (unless the Board of Directors shall have authorized such employment and the Company shall have consented thereto in writing) or in any way interfere with the relationship between the Company and any employee thereof and (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company.

7. Litigation Expenses.

In the event of any litigation or other proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such litigation or proceeding results in final judgment or order in favor of the Employee, which judgment or order is substantially inconsistent with the positions asserted by the Company in such litigation or proceeding, the Company in such event shall reimburse the Employee for all of his reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his reasonable attorneys’ fees and expenses.

8. Consolidation; Merger; Sale of Assets; Change of Control.

Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture, assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect and shall entitle the Employee and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

9. Survival of Obligations.

Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15 and 17 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

10. Employee’s Representations.

The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, (ii) the Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms. The Employee hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11. Company’s Representations.

The Company hereby represents and warrants to the Employee that (i) the execution,

delivery and performance of this Agreement by the Company do not and shall not materially conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

12. Enforcement.

Because the Employee’s services are unique and because the Employee has access to confidential information concerning the Company, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

13. Severability.

In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible. In furtherance and not in limitation of the foregoing, the Company and the Employee each intend that the covenants contained in Sections 5 and 6 shall be deemed to be a series of separate covenants, one for each county of the State of Texas and one for each and every other state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

14. Entire Agreement; Amendment.

Except as otherwise set forth in this Agreement, this Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof and thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

15. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a)	To the Company:	(b)	To the Employee:

	Teletouch Communications, Inc.		Thomas A. “Kip” Hyde, Jr.
	110 North College, Suite 200		4455 Camp Bowie, Ste. 114-18
	Tyler, Texas 75711		Fort Worth, Texas 76107
Attn: Chairman of the Board

and to:

	Dilworth Paxson, LLP		David, Goodman & Madole, PC
	1818 N. Street, N.W., Suite 400		5420 LBJ Freeway, Suite 1200
	Washington, D.C. 20036		Dallas, Texas 75240
	Attn: Ralph V. De Martino, Esquire		Attn: Gregory S. Weiss, Esq.

and/or to such other persons and addresses as any party shall have specified in writing to the other.

16. Assignability.

This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties. In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.

17. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Texas.

18. Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

19. Headings of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

COMPANY:

TELETOUCH COMMUNICATIONS, INC.

By:	/s/ Robert M. McMurrey
Robert M. McMurrey,
Chairman of the Board

EMPLOYEE:

/s/ Thomas A. Hyde, Jr.
Thomas A. “Kip” Hyde, Jr.